Exhibit 10.25
METABANK
And
BLUESTEM BRANDS, INC.
AMENDED AND RESTATED
RECEIVABLES SALE AGREEMENT
Dated as of August 20, 2010
Confidential Treatment Requested
[*] Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission

          THIS AMENDED AND RESTATED RECEIVABLES SALE AGREEMENT (this “Agreement”), dated as of August 20, 2010 (“Effective Date”), is made by and between METABANK (“Bank”), a federal savings bank doing business as Meta Payment Systems and operating from a branch in Sioux Falls, South Dakota, and BLUESTEM BRANDS, INC. (formerly known as FINGERHUT DIRECT MARKETING, INC.) (“Bluestem”), a Delaware corporation having its principal location in Eden Prairie, Minnesota (each a “Party” and collectively the “Parties”).
          WHEREAS, Bank and Bluestem are entering into an Amended and Restated Program Agreement (“Program Agreement”) as of the date hereof pursuant to which Bank, upon request from Bluestem, shall establish open-end consumer financing accounts and closed-end installment loans for consumers who use the resulting proceeds to finance purchases of general merchandise and services from Bluestem via direct marketing; and
          WHEREAS, Bluestem desires to purchase from Bank all Receivables hereafter originated by Bank pursuant to the Program Agreement; and
          WHEREAS, Bank wishes to sell to Bluestem all Receivables hereafter originated pursuant to the Program Agreement.
          WHEREAS, the Parties desire that this AMENDED AND RESTATED RECEIVABLES SALE AGREEMENT replace and supersede the RECEIVABLES SALE AGREEMENT between the Parties dated as of January 14, 2010, as of the Effective Date.
          NOW, THEREFORE, in consideration of the foregoing and the terms, conditions and mutual covenants and agreements herein contained, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Bluestem agree as follows:
1. Definitions. The terms used in this Agreement shall be defined as set forth in Schedule 1 and as otherwise defined herein.
2. Purchase of Receivables; Payments to Bank.
(a)	With respect to each Account during the term of this Agreement, Bank hereby agrees to sell, transfer, assign, set-over, and otherwise convey to Bluestem, without recourse and with servicing released, the Receivables now existing and hereafter created arising under the Accounts during the Term of this Agreement, on the first Business Day after the date of Settlement in accordance with Section 2(b) below. All of the foregoing shall be in accordance with the procedures set forth in this Section 2. Bluestem will provide all Processing Services in connection with such Receivables and their related Accounts, or arrange for such servicing through a subcontractor, if applicable, in accordance with the Program Agreement, at no cost to Bank. In connection with the foregoing, Bluestem or its designee shall provide the connectivity to enable Bank to have access on demand to the online system of Bluestem or its data processor, as applicable, for the purpose of reviewing the Accounts and Receivables being serviced. In consideration for Bank’s agreement to sell, transfer, assign, set-over and convey to Bluestem all Receivables generated by Bank during the term of this Agreement, Bluestem agrees to purchase such Receivables from Bank, and Bluestem shall pay to Bank the Purchase Price on each Closing Date in accordance with Section 2(b) below and the additional amount, if any, in accordance with Section 2(d) below.
(b)	Bluestem shall prepare and deliver to Bank a Daily Receivables Sale Statement, in a form to be agreed to by the Parties, by e-mail or as otherwise mutually agreed no later than 12:00 p.m. Central Time on each Business Day that qualifies as a Closing Date, which statement shall relate to the Receivables that Bank is selling to Bluestem on such Business Day pursuant to Section 2(a) above. No later than 5:00 p.m. on the same Business Day that Bluestem provides each Daily Receivables Sale Statement to Bank, Bluestem shall pay to Bank the aggregate Purchase Price for all of the Receivables identified on each such Daily Receivables Sale Statement. Bluestem shall make the payment required by this Section 2(b) by a method mutually agreed by the Parties, to Bank’s account number 17-15613, or such other account as may be hereafter designated by Bank. Failure to strictly adhere to the times referenced in this paragraph, provided that performance occurs on the same Business Day, shall not constitute a technical breach of this Agreement.
(c)	As part of the Purchase Price payable to Bank by Bluestem pursuant to Section 2(b) above, Bluestem shall pay to Bank an origination fee (“Origination Fee”) for each Account Advance as follows:
(1)	To the extent that the total Account Advances in the then-current Program Year are less than [*], [*] of each Account Advance;
(2)	To the extent that the total Account Advances in the then-current Program Year are equal to or greater than [*] and less than [*], [*] of each Account Advance;
(3)	To the extent that the total Account Advances in the then-current Program Year are equal to or greater than [*] and less than [*], [*] of each Account Advance; and
(4)	To the extent that the total Account Advances in the then-current Program Year are equal to or greater than [*], [*] of each Account Advance.
(d)	As further consideration for Bank’s agreement to sell Receivables to Bluestem hereunder, if the Total Bank Revenue for any calendar month during the Term is less than the Monthly Minimum for such calendar month, within ten (10) Business Days after the end of each such calendar month, Bluestem shall pay to
[*]	Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission

Bank the difference between the Monthly Minimum and Total Bank Revenue for the calendar month then ended.
(e)	To the extent that such materials are in Bank’s possession, upon Bluestem’s request, Bank agrees to cause to be delivered to Bluestem, at Bluestem’s cost, copies of Records on all Receivables purchased by Bluestem pursuant to this Agreement through the preceding Business Day.
(f)	During such time as Bank owns the Receivables, Bluestem shall ensure that all refunds, adjustments and credits on Accounts shall be disbursed to Bank within three (3) Business Days after the refund, adjustment or credit is processed by Bluestem. All claims by Borrowers for refunds, adjustments, or credits made with respect to Receivables purchased hereunder by Bluestem shall be the responsibility of Bluestem. Bank hereby assigns to Bluestem, with respect to each Receivable purchased pursuant to this Agreement, all of Bank’s rights to any such refunds, credits or adjustments and the interest accruing on each Receivable.
(g)	Bank and Bluestem each intend the transfer of the Receivables under this Agreement to be a true sale by Bank to Bluestem that is absolute and irrevocable. At any time and from time to time, Bank will promptly and duly execute and deliver or will promptly cause to be executed and delivered, such further instruments and documents and take such further actions as are reasonably requested by Bluestem to confirm the sale of the Receivables and/or for the purpose of obtaining or preserving the full benefits of this Agreement, including, without limitation, the filing of any financing or continuation statements under the UCC or other applicable state law in effect in any jurisdiction with respect to the transfer or ownership of the Receivables. However, notwithstanding the intent of the Parties, if a court of competent jurisdiction holds that the conveyance of the Receivables is not a true sale of the Receivables from Bank to Bluestem, then (i) this Agreement also shall be deemed to be and hereby is a security agreement within the meaning of the UCC, and (ii) the conveyance by Bank provided for in this Agreement shall be deemed to be, and Bank hereby grants to Bluestem, a first priority security interest in and to all of Bank’s right, title and interest in the Receivables to secure all obligations now or hereafter arising from Bank to Bluestem. Bank also hereby authorizes Bluestem to file any such financing or continuation statement with respect to such grant. Further, Bank will promptly and duly execute and deliver or will promptly cause to be executed or delivered, such further instruments and documents and take such further actions as are reasonably requested by Bluestem to effect the servicing of the Accounts and Receivables. At any time and from time to time, Bluestem will promptly and duly execute and deliver or will promptly cause to be executed or delivered, such further instruments and documents and take such further actions as are reasonably requested by Bank for the purpose of obtaining or preserving the full benefits of this Agreement.

3. Ownership of Receivables; Servicing.
(a)	On and after each Closing Date, Bluestem shall be the owner of the Receivables purchased from Bank on such date and shall be entitled to all of the rights, privileges, and remedies applicable to said ownership interest. Bank agrees to make entries on its books and records to clearly indicate the sale of the Receivables to Bluestem as of each Closing Date. Bluestem agrees to make entries on its books and records to clearly indicate the purchase of the Receivables as of each Closing Date. Bank does not assume and shall not have any liability to Bluestem for the repayment of any Receivables; provided that the Bank shall promptly forward any repayments of Receivables sold to Bluestem in accordance with Section 4(c) below.
(b)	Bank shall retain ownership of the Accounts after each Closing Date except as otherwise set forth herein. Bluestem agrees to make entries on its books and records to clearly indicate Bank’s ownership of the Accounts as of each Closing Date.
4. Covenants of Bank. Bank hereby covenants that:
(a)	Bank will take no action to cause any Account or Receivable to be evidenced by any “instrument” or “chattel paper” (as defined in the UCC as in effect in the Relevant UCC State). Bank will take all actions reasonably requested by Bluestem for the purpose of ensuring that any Account not be anything other than an “account” or a “general intangible” or a “payment intangible” and/or any Receivable not be anything other than a “general intangible” or an “account” (as defined in the UCC as in effect in the Relevant UCC State) or under any revision to the law under the Relevant UCC State;
(b)	Except for the rights expressly granted to Bluestem and Bank under the Program Documents, Bank will not sell, pledge, assign or transfer to any other Person, any Account or any Receivable, or any interest therein.
(c)	If Bank receives or collects any funds in repayment of a Receivable sold to Bluestem after the applicable Closing Date for such Receivable, Bank shall promptly send an e-mail notice of such receipts to Bluestem, and shall forward any Receivables payments, any materials that are enclosed with such payments (e.g., payment stubs) and any other correspondence that it receives from Borrowers as directed by and in the manner requested by Bluestem (e.g., overnight delivery) at Bluestem’s cost. Bank hereby agrees and acknowledges that any Receivables payments so collected by Bank shall be held in trust for Bluestem and shall be delivered promptly to Bluestem.
5. General Representations and Warranties of Bank.
(a)	Bank hereby represents and warrants to Bluestem that:

(1)	Bank is, and throughout the term of this Agreement and the Program Agreement intends to remain, subject to a change in Applicable Law, a federal savings bank, duly organized, validly existing under the laws of the United States, and Bank has full corporate power and authority to execute, deliver, and perform its obligations under this Agreement and the Program Agreement; the execution, delivery and performance of this Agreement and the Program Agreement have been duly authorized, and are not in conflict with and do not violate the terms of the charter or bylaws of Bank and will not result in a breach of or constitute a default under, or require any consent under, any indenture, loan or agreement to which Bank is a party;
(2)	All approvals, authorizations, licenses, registrations, consents, and other actions, notices, and filings that may be required in connection with the execution, delivery, and performance of this Agreement and the Program Agreement by Bank, have been obtained (other than those required to be made to or received from “Borrowers” and “Applicants”, as such terms are defined in Schedule 1 of the Program Agreement);
(3)	Each of this Agreement and the Program Agreement constitutes a legal, valid, and binding obligation of Bank, enforceable against Bank in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship or other similar laws now or hereafter in effect, including the rights and obligations of receivers and conservators under 12 U.S.C. §§ 1821 (d) and (e), which may affect the enforcement of creditors’ rights in general, and (ii) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);
(4)	There are no proceedings or investigations pending or, to the best knowledge of Bank, threatened against Bank (i) asserting the invalidity of this Agreement or the Program Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by Bank pursuant to this Agreement or the Program Agreement, (iii) seeking any determination or ruling that, in the reasonable judgment of Bank, would materially and adversely affect the performance by Bank of its obligations under this Agreement or the Program Agreement, (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement or the Program Agreement, or (v) would have a materially adverse financial effect on Bank or its operations if resolved adversely to it;
(5)	Bank is not Insolvent; and

(6)	The execution, delivery and performance of this Agreement and the Program Agreement by Bank comply with all laws specifically applicable to Bank’s operations.
(b)	The representations and warranties set forth in this Section 5 shall survive the sale, transfer and assignment of the Receivables pursuant to this Agreement and, with the exception of those representations and warranties contained in Section 5(a)(4), shall be made continuously throughout the term of this Agreement. In the event that any investigation or proceeding of the nature described in Section 5(a)(4) is instituted or threatened against Bank, Bank shall promptly notify Bluestem of such pending or threatened investigation or proceeding, unless otherwise prohibited by Applicable Law or a Regulatory Authority.
6. Additional Representations and Warranties of Bank.
(a)	Bank hereby represents and warrants that, as of the Effective Date or such other date as specified below in a specific representation:
(1)	As of each Closing Date, the transfer of each Receivable to Bluestem on such date constitutes a valid sale, transfer, assignment, set-over and conveyance of all of Bank’s right, title, and interest in and to such Receivable, free of any adverse interest;
(2)	As of each Closing Date, Bank was the legal and beneficial owner of all right, title and interest in and to each Receivable, and no Receivable was subject to an encumbrance immediately prior to the transfer of the Receivable pursuant hereto;
(3)	Bank shall maintain its records in a manner to clearly and unambiguously reflect the ownership of Bluestem in each of the Receivables transferred hereunder;
(4)	As of the Closing Date, with respect to each Receivable: (i) Bank has done nothing that would alter the terms and conditions or the amount of the Receivable; and (ii) there is no limit on Bank’s authority to assign the Receivable;
(5)	As of the Closing Date, with respect to each Receivable transferred on such Closing Date, to the best of Bank’s knowledge:
(i)	Bank has not received any payments with respect to such Receivable; and
(ii)	The maximum annual percentage rate to be provided in each Account Agreement, as set forth pursuant to the Credit Policy as defined in the Program Agreement, and the maximum late fee and returned check fee provided for in the Account Agreement are permissible under South Dakota law and federal laws pertaining to the exportation of interest rates for Bank to charge as of the date of each such Account Agreement.
(6)	As of each Closing Date hereunder, the Bank has good and marketable title to the Receivables free and clear of any Lien, claim or encumbrance of any Person;
(7)	The Bank has received all consents and approvals to the transfers of the Receivables under this Agreement; and
(8)	Except as contemplated under this Agreement, the Bank has not (i) pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Receivables nor (ii) authorized the filing of, nor is it aware of, any financing statements against the Bank that include the Receivables in the collateral description.
(b)	The representations and warranties set forth in this Section 6 shall survive the sale, transfer and assignment of the Receivables pursuant to this Agreement.
7. Representations and Warranties of Bluestem.
(a)	Bluestem hereby represents and warrants to Bank that:
(1)	Bluestem is a Delaware corporation duly organized and validly existing in good standing under the laws of the State of Delaware, and has full power and authority to execute, deliver, and perform its obligations under this Agreement and the Program Agreement; the execution, delivery, and performance of this Agreement and the Program Agreement have been duly authorized, and are not in conflict with and do not violate the terms of the certificate of incorporation or bylaws of Bluestem, and will not result in a breach of or constitute a default under or require any consent under any indenture, loan, or agreement to which Bluestem is a party except such consents as Bluestem shall have received on or prior to the date hereof;
(2)	All approvals, authorizations, consents, and other actions by, notices to, and filings required to be obtained for the execution, delivery, and performance of this Agreement by Bluestem have been obtained, and as of the Effective Date, all approvals, authorizations, consents, and other actions by, notices to, and filings required to be obtained for the execution, delivery, and performance of this Agreement and the Program Agreement by Bluestem shall have been obtained;
(3)	This Agreement and the Program Agreement constitute a legal, valid, and binding obligation of Bluestem, enforceable against Bluestem, in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect, which may affect the enforcement of creditors’ rights in general, and (ii) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);
(4)	There are no proceedings or investigations pending or, to the best knowledge of Bluestem, threatened against Bluestem (i) asserting the invalidity of this Agreement or the Program Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by Bluestem pursuant to this Agreement or the Program Agreement, (iii) seeking any determination or ruling that, in the reasonable judgment of Bluestem, would materially and adversely affect the performance by Bluestem of its obligations under this Agreement or the Program Agreement, (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement or the Program Agreement, or (v) would have a materially adverse financial effect on Bluestem or their operations if resolved adversely to it;
(5)	Bluestem is not Insolvent;
(6)	The execution, delivery and performance of this Agreement by Bluestem complies with all laws specifically applicable to the business of Bluestem;
(7)	Bluestem will at all times remain in material compliance with all of its covenants and obligations under any credit facility or securitization established for the purpose of funding its acquisition of Receivables (“Funding Facility”), and Bluestem will provide to Bank a copy of any Funding Facility agreements and amendments thereto; Bluestem shall provide notice to Bank of its sending any notice of non-renewal of the Funding Facility, and shall provide prompt notice to Bank of any event of default of Bluestem under the Funding Facility; Bluestem shall maintain the Funding Facility to the extent necessary to perform its obligation to purchase Receivables under this Agreement; a loss by Bluestem of the Funding Facility shall not relieve Bluestem of its obligation to purchase Receivables pursuant to this Agreement, nor shall such a loss serve as a basis for Bluestem’s terminating this Agreement; and
(8)	Except as otherwise disclosed to Bank, neither Bluestem nor, to the actual knowledge of Bluestem’s executive officers, any Principal of Bluestem, has been subject to the following as of the date of this Agreement:
(a)	Any criminal conviction (except minor traffic offenses and other petty offenses);
(b)	Federal or state tax lien;

(c)	Administrative or enforcement proceedings commenced by the Securities and Exchange Commission, any state securities authority, Federal Trade Commission, or any Regulatory Authority; or
(d)	Restraining order, decree, injunction, or judgment entered in any proceeding or lawsuit alleging fraud or deceptive practice on the part of Bluestem or any Principal thereof.
(b)	The representations and warranties set forth in this Section 7 shall survive the sale, transfer and assignment of the Receivables pursuant to this Agreement and, with the exception of those representations and warranties contained in Section 7(a)(4) and 7(a)(8), shall be made continuously throughout the term of this Agreement. In the event that any investigation or proceeding of the nature described in Section 7(a)(4) is instituted or threatened against Bluestem, Bluestem shall promptly notify Bank of such pending or threatened investigation or proceeding, unless otherwise prohibited by Applicable Law or a Regulatory Authority.
8. Conditions Precedent to the Obligations of Bluestem.
(a)	The obligations of Bluestem to purchase any Receivables under this Agreement are subject to the satisfaction of the following conditions precedent on or prior to each Closing Date:
(1)	As of each Closing Date, no action or proceeding shall have been instituted or threatened against any Party to prevent or restrain the consummation of the transactions contemplated hereby, and, on each Closing Date, there shall be no injunction, decree, or similar restraint preventing or restraining such consummation;
(2)	The representations and warranties of Bank set forth in Sections 5 and 6 shall be true and correct in all material respects on each Closing Date as though made on and as of such date;
(3)	The obligations of Bank set forth in this Agreement to be performed on or before each Closing Date shall have been performed in all material respects as of such date by Bank; and
(4)	No Regulatory Authority shall have determined and notified any of the Parties that the arrangement between the Parties contemplated by this Agreement constitutes an unsafe or unsound banking practice or is in violation of Applicable Law, nor shall there have been imposed or obtained an injunction prohibiting the continuation of such arrangement.
(b)	The Parties agree that, upon payment by Bluestem to Bank of the Purchase Price on any Closing Date, title to the Receivables acquired by Bluestem on such day shall vest in Bluestem, whether or not the foregoing conditions precedent to such purchase were in fact satisfied and any Party’s sole remedy for damages on account of failure to satisfy such conditions precedent shall be limited to indemnification as provided in Section 12.
9. Conditions Precedent to the Obligations of Bank.
(a)	The obligations of Bank in this Agreement are subject to the satisfaction of the following conditions precedent on or prior to each Closing Date:
(1)	As of each Closing Date, no action or proceeding shall have been instituted or threatened against any Party to prevent or restrain the consummation of the purchase or other transactions contemplated hereby, and, on each Closing Date, there shall be no injunction, decree, or similar restraint preventing or restraining such consummation;
(2)	The representations and warranties of Bluestem set forth in the Program Documents shall be true and correct in all material respects on each Closing Date as though made on and as of such date;
(3)	The obligations of Bluestem set forth in the Program Documents to be performed on or before each Closing Date shall have been performed in all material respects as of such date by Bluestem; and
(4)	No Regulatory Authority shall have determined and notified any of the Parties that the arrangement between the Parties contemplated by this Agreement constitutes an unsafe or unsound banking practice or is in violation of Applicable Law, nor shall there have been imposed or obtained an injunction prohibiting the continuation of such arrangement.
(b)	The Parties agree that, upon payment by Bluestem to Bank of the Purchase Price on any Closing Date, title to the Receivables acquired by Bluestem shall vest in Bluestem, whether or not the foregoing conditions precedent to such purchase were in fact satisfied and any Party’s sole remedy for damages on account of failure to satisfy such conditions precedent shall be limited to indemnification as provided in Section 12.
10. Term and Termination.
(a)	This Agreement shall take effect on the Effective Date and continue through January 13, 2015 (the “Initial Term”) and shall renew automatically for successive additional terms of one (1) year each (each a “Renewal Term”), unless Bluestem notifies Bank of non-renewal at least one hundred and twenty (120) days prior to the end of the Initial Term or any Renewal Term or Bank notifies Bluestem of non-renewal at least one hundred and eighty (180) days prior to the end of the Initial Term or any Renewal Term (together, the “Term”). Notwithstanding the foregoing, this Agreement shall terminate immediately upon the effectiveness of the termination or expiration of the Program Agreement, subject to fulfillment of Bluestem’s obligations in Section 10(e) below.

(b)	Bank may terminate this Agreement immediately upon written notice to Bluestem if Bluestem defaults on any obligation to make a payment to Bank as provided in Section 2 hereof and such default remains uncured for more than two (2) Business Days after Bank provides Bluestem notice of such default.
(c)	A Party shall have a right to terminate this Agreement immediately upon written notice to the other Party and upon written notice to the Administrative Agent in any of the following circumstances:
(1)	any financial statement, certificate, representation or warranty furnished by the other Party in the Program Documents shall be incorrect in any material respect and shall not have been corrected within thirty (30) Business Days after written notice thereof has been given to such other Party;
(2)	the other Party shall default in the performance of any obligation or undertaking under the Program Documents and such default shall continue for thirty (30) Business Days after written notice thereof has been given to such other Party; provided, however, that either Party, in its sole discretion, may terminate this Agreement without such a cure period if the default pertains to a material failure and substantially similar failures (for which notices of default have been provided) have occurred two (2) or more times in any rolling twelve (12) month period;
(3)	the other Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, receivership, conservatorship or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official or to any involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;
(4)	an involuntary case or other proceeding, whether pursuant to banking regulations or otherwise, shall be commenced against the other Party seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, receivership, conservatorship or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official of it or any substantial part of its property; or an order for relief shall be entered against either Party under the federal bankruptcy laws as now or hereafter in effect;

(5)	there is a material adverse change in the financial condition of Bluestem (in the case of a termination by the Bank);
(6)	there is a material adverse change in the financial condition of the Bank (in the case of a termination by Bluestem) in one of the following respects that remains uncured for a period of ninety (90) days (or such shorter period during which a Regulatory Authority requires Bank to cure such matter): (i) Bank’s risk-based capital ratio falling below ten percent (10%); (ii) Bank’s Tier 1 risk-based capital ratio falling below six percent (6%); (iii) Bank’s leverage ratio falling below five percent (5%); or (iv) Bank being subject to any written agreement, order, capital directive, or prompt corrective action relating to capital issued by the OTS; Bank shall provide written notice to Bluestem within five (5) Business Days of the occurrence of any such material adverse change, and the terms “total risk-based capital ratio,” “Tier 1 risk-based capital ratio,” and “leverage ratio” shall have the meanings set forth in the OTS’s Capital Maintenance Regulations, 12 C.F.R. pt. 567; or
(7)	as permitted by Section 18.
(d)	The termination of the Program Documents either in part or in whole shall not discharge either Party from any obligation incurred prior to such termination, including any obligation with respect to Receivables sold prior to such termination. No termination nor rejection or failure to assume the executory obligations of this Agreement in the bankruptcy of either Party shall be deemed to impair or affect the obligations pertaining to any executed sale or executed obligations, including, without limitation, pre-termination breaches of representations and warranties by either Party.
(e)	Notwithstanding anything to the contrary in this Section 10, upon the termination of this Agreement:
(1)	Bluestem shall, pursuant to the terms of this Agreement, purchase any Receivables originated by Bank under the Program Agreement that have not already been purchased by Bluestem for so long as Bank is required to settle any amount in connection with any Account, including any Receivables originated by Bank following termination of the Program Documents in the event Bluestem requests Bank to continue operating the Program in accordance with the terms of Program Agreement;
(2)	Bank agrees to transfer, assign, set-over, and otherwise convey to Bluestem or the Successor, without recourse and without further consideration, all Accounts and Account Records.
(f)	The terms of Sections 10(d), (e) and (f) shall survive the expiration or earlier termination of this Agreement.
11. Confidentiality.

(a)	Each Party agrees that Confidential Information of the other Party shall be used by such Party solely in the performance of its obligations and exercise of its rights pursuant to the Program Documents. Except as required by Applicable Laws, a Regulatory Authority or legal process, neither Party (the “Restricted Party”) shall disclose Confidential Information of the other Party to third parties; provided, however, that the Restricted Party may disclose Confidential Information of the other Party (i) to the Restricted Party’s Affiliates, agents, representatives or subcontractors for the sole purpose of fulfilling the Restricted Party’s obligations under this Agreement (as long as the Restricted Party exercises reasonable efforts to prohibit any further disclosure by its Affiliates, agents, representatives or subcontractors), (ii) to the Restricted Party’s auditors, accountants and other professional advisors, (iii) to the Administrative Agent, Bluestem’s other financing sources and other lenders to Bluestem, and (iv) to any other third party as mutually agreed by the Parties.
(b)	A Party’s Confidential Information shall not include information that:
(1)	is generally available to the public;
(2)	has become publicly known, without fault on the part of the Party who now seeks to disclose such information (the “Disclosing Party”), subsequent to the Disclosing Party acquiring the information;
(3)	was otherwise known by, or available to, the Disclosing Party prior to entering into this Agreement; or
(4)	becomes available to the Disclosing Party on a non-confidential basis from a Person, other than a Party to this Agreement, who is not known by the Disclosing Party to be bound by a confidentiality agreement with the non-Disclosing Party or otherwise prohibited from transmitting the information to the Disclosing Party.
(c)	Upon written request or upon the termination of this Agreement, each Party shall, within thirty (30) days, return to the other Party all Confidential Information of the other Party in its possession that is in written form, including by way of example, but not limited to, reports, plans, and manuals, and delete any digitally or optically stored versions of Confidential Information of the other Party; provided, however, that each Party may maintain in its possession all such Confidential Information required to be maintained under Applicable Laws relating to the retention of records for the period of time required thereunder and each Party may maintain in its possession such Confidential Information of the other Party as may be required to be maintained in order to enforce its rights with respect to any Receivables purchased hereunder.
(d)	In the event that a Restricted Party is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information of the other Party, the Restricted Party will provide the other Party with prompt notice of such request(s) so that the other Party may seek an appropriate protective order or other appropriate remedy. In the event that the other Party does not seek such a protective order or other remedy, or such protective order or other remedy is not obtained, the Restricted Party may furnish that portion (and only that portion) of the Confidential Information of the other Party which the Restricted Party is legally compelled to disclose and will exercise such efforts to obtain reasonable assurance that confidential treatment will be accorded any Confidential Information of the other Party so furnished as the Restricted Party would exercise in assuring the confidentiality of any of its own confidential information.
(e)	Nothing in this Section 11 shall restrict or prohibit Bluestem from using Customer Information in any manner permitted by the Program Agreement.
(f)	The terms of this Section 11 shall survive the expiration or earlier termination of this Agreement.
12. Indemnification.
(a)	Bank agrees to indemnify and hold harmless Bluestem and its Affiliates, and the officers, directors, members, employees, representatives, shareholders, agents and attorneys of such entities (the “Bluestem Indemnified Parties”) from and against any and all claims, actions, liability, judgments, damages, costs and expenses, including reasonable attorneys’ fees (“Losses”), that may arise from (i) the gross negligence or willful misconduct of Bank or its agents or representatives (other than Bluestem or its agents or assigns) in connection with Bank’s performance of its obligations under this Agreement, (ii) breach of any of Bank’s obligations or undertakings or representations or warranties under the Program Documents other than any breach resulting from Bluestem’s performance of Bluestem’s obligations under the Program Documents) by Bank or its agents or representatives (other than Bluestem or its agents or assigns), or (iii) violation by Bank or its agents or representatives (other than Bluestem or its agents or assigns) of any of the Applicable Laws.
(b)	Bluestem agrees to indemnify and hold harmless Bank and its Affiliates, and the officers, directors, members, employees, representatives, shareholders, agents and attorneys of such entities (the “Bank Indemnified Parties”) from and against any and all Losses that may arise from (i) the gross negligence or willful misconduct of Bluestem, or its agents or representatives, in connection with Bluestem’s performance of its obligations under this Agreement, (ii) breach of any of Bluestem’s obligations or undertakings or representations or warranties under the Program Documents by Bluestem or its agents or representatives, (iii) violation by Bluestem or its agents or representatives of any Applicable Laws; or (iv) any claim pertaining to the Existing Accounts arising prior to or as a result of the transfer of the Existing Accounts from Existing Bank to Bank, including, but not limited to, (A) the administration, marketing, operation, processing or servicing of the Existing Accounts prior to the transfer of the Existing Accounts from the Existing Bank to Bank, (B) the failure of Existing Bank to perform its obligations under the account transfer agreement between Existing Bank and Bank; or (C) any claim that Bank is a debt collector under the Fair Debt Collection Practices Act or any similar state law with respect to the Existing Accounts.
(c)	The Bluestem Indemnified Parties and the Bank Indemnified Parties are sometimes referred to herein as the “Indemnified Parties”, and Bluestem or Bank, as indemnitor hereunder, is sometimes referred to herein as the “Indemnifying Party”.
(d)	Any Indemnified Party seeking indemnification hereunder shall promptly notify the Indemnifying Party, in writing, of any notice of the assertion by any third party of any claim or of the commencement by any third party of any legal or regulatory proceeding, arbitration or action, or if the Indemnified Party determines the existence of any such claim or the commencement by any third party of any such legal or regulatory proceeding, arbitration or action, whether or not the same shall have been asserted or initiated, in any case with respect to which the Indemnifying Party is or may be obligated to provide indemnification (an “Indemnifiable Claim”), specifying in reasonable detail the nature of the Loss, and, if known, the amount, or an estimate of the amount, of the Loss, provided that failure to promptly give such notice shall only limit the liability of the Indemnifying Party to the extent of the actual prejudice, if any, suffered by such Indemnifying Party as a result of such failure. The Indemnified Party shall provide to the Indemnifying Party as promptly as practicable thereafter information and documentation reasonably requested by such Indemnifying Party to defend against the claim asserted.
(e)	The Indemnifying Party shall have thirty (30) days after receipt of any notification of an Indemnifiable Claim (a “Claim Notice”) to undertake, conduct and control, through counsel of its own choosing, and at its own expense, the settlement or defense thereof and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith if such cooperation is so requested and the request is reasonable; provided that the Indemnifying Party shall hold the Indemnified Party harmless from all its out-of-pocket expenses, including reasonable attorneys’ fees incurred in connection with the Indemnified Party’s cooperation. If the Indemnifying Party assumes responsibility for the settlement or defense of any such claim, (i) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party (subject to the consent of the Indemnifying Party, which consent shall not be unreasonably withheld); provided that, other than in the event of a conflict of interest requiring the retention of separate counsel, the fees and expenses of such counsel shall not be borne by the Indemnifying Party; and (ii) the Indemnifying Party shall not settle any Indemnifiable Claim without the Indemnified Party’s consent, which consent shall not be unreasonably withheld or delayed for any reason if the settlement involves only the payment of money, and which consent may be withheld for any reason if the settlement involves more than the payment of money, including any admission by the Indemnified Party. So long as the Indemnifying Party is vigorously contesting any such Indemnifiable Claim in good faith, the Indemnified Party shall not pay or settle such claim without the Indemnifying Party’s consent, which consent shall not be unreasonably withheld.
(f)	If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after receipt of the Claim Notice that it elects to undertake the defense of the Indemnifiable Claim described therein, or if the Indemnifying Party fails to contest vigorously any such Indemnifiable Claim, the Indemnified Party shall have the right, upon notice to the Indemnifying Party, to contest, settle or compromise the Indemnifiable Claim in the exercise of its reasonable discretion; provided that the Indemnified Party shall notify the Indemnifying Party of any compromise or settlement of any such Indemnifiable Claim. No action taken by the Indemnified Party pursuant to this Section 12(f) shall deprive the Indemnified Party of its rights to indemnification pursuant to this Section 12.
(g)	The terms of this Section 12 shall survive the expiration or earlier termination of this Agreement.
13. Limitation of Liability.
(a)	No Special Damages. No Party shall be liable to any other Party for any special, indirect, incidental, consequential, punitive or exemplary damages, including, but not limited to, lost profits, even if such Party has knowledge of the possibility of such damages; provided, however, that the limitations set forth in this Section shall not apply to or in any way limit the obligations of a Party to indemnify another Party for third party claims which are otherwise covered by the indemnity obligations under this Agreement.
b)	Disclaimers of Warranties. The Parties specifically disclaim all warranties of any kind, express or implied, arising out of or related to this Agreement, including without limitation, any warranty of marketability, fitness for a particular purpose or non-infringement, each of which is hereby excluded by agreement of the Parties.
c)	The terms of this Section 13 shall survive the expiration or earlier termination of this Agreement.
14. Assignment. This Agreement and the rights and obligations created under it shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns. Neither Party shall be entitled to assign or transfer any interest under this Agreement without the prior written consent of the other Party, except that Bank may assign this Agreement or any of its rights or obligations arising hereunder to the surviving entity in a merger, sale, acquisition, or consolidation in which it participates. No assignment under this Section 14 shall relieve a Party of its obligations under this Agreement. Notwithstanding the foregoing, Bank hereby acknowledges and consents to (i) the sale, transfer and assignment by

Bluestem of all of its right, title and interest (but excluding all obligations) in, to and under the Receivables, the Account Agreements and the Program Documents, whether now existing or hereafter acquired (the “Assigned Interests”), pursuant to the Receivables Purchase Agreement (“RPA”), dated as of August 20, 2010 between Bluestem and Fingerhut Receivables I, LLC (“Fingerhut Receivables”), as the same may be amended, supplemented or otherwise modified, or refinanced, restated or replaced (with the same or different financing sources), from time to time in accordance with the terms thereof, and (ii) in connection with the Credit Agreement (“Credit Agreement”) dated as of August 20, 2010 by and among Goldman Sachs Bank USA, as administrative agent (in such capacity, and including any successor thereto, the “Administrative Agent”), collateral agent (in such capacity, and including any successor thereto, the “Collateral Agent”), joint lead arranger, joint bookrunner, syndication agent and documentation agent and J.P. Morgan Securities Inc., as joint lead arranger and joint bookrunner, as the same may be amended, supplemented or otherwise modified, or refinanced, restated or replaced (with the same or different financing sources), from time to time in accordance with the terms thereof, the grant of a security interest by Fingerhut Receivables in all of its right, title and interest in the Assigned Interests to the Collateral Agent, and the enforcement of such security interest by the Collateral Agent, in each case pursuant to the Security Agreement (the “Security Agreement”) dated as of August 20, 2010 between Collateral Agent and Fingerhut Receivables, as the same may be amended, supplemented or otherwise modified, or refinanced, restated or replaced (with the same or different financing sources), from time to time in accordance with the terms thereof. Bank hereby further acknowledges and consents to the exercise of the rights, title and interest in the Assigned Interests directly by Fingerhut Receivables to the extent permitted by the RPA, and by the Collateral Agent to the extent permitted by the Security Agreement.
15. Third Party Beneficiaries. Nothing contained herein shall be construed as creating a third-party beneficiary relationship between either Party and any other Person; provided, however, (i) Fingerhut Receivables, (ii) the Administrative Agent and (iii) Collateral Agent (collectively, the “Third Party Beneficiaries”) shall each be a third party beneficiary of this Agreement.
16. Notices. All notices and other communications that are required or may be given in connection with this Agreement shall be in writing and shall be deemed received (i) on the day delivered, if delivered by hand; (ii) or the day transmitted, if transmitted by facsimile or e-mail with receipt confirmed; or (iii) three (3) Business Days after the date of mailing to the applicable Party if mailed first-class mail postage prepaid, at the following address, or such other address as any such Party shall specify in a notice to the other Parties:

Two Copies to Bank:	MetaBank d/b/a Meta Payment Systems
Attn: General Counsel and SVP of Credit 5501 S. Broadband Lane
Sioux Falls, SD 57108
Facsimile: 605-977-7501

To Bluestem:	Bluestem Brands, Inc.
Attn: SVP and Chief Credit Officer
6509 Flying Cloud Drive
Eden Prairie, MN 55344
Telephone: (952) 656-3916 Facsimile: (952) 656-4117

With copies to:	Bluestem Brands, Inc.
Attn: General Counsel
6509 Flying Cloud Drive
Eden Prairie, MN 55344
Telephone: (952) 656-3916
Facsimile: (952) 656-4117

Goldman Sachs Bank USA
Attn: Account Manager
6011 Connection Drive
Irving TX 75039
Telephone: (972) 368-5099
Facsimile: (972) 368-5000
17. Relationship of Parties. Each Party agrees that in performing their responsibilities pursuant to this Agreement, they are in the position of independent contractors. This Agreement is not intended to create, nor does it create and shall not be construed to create, a relationship of partner or joint venturer or any association for profit between Bank and Bluestem.
18. Agreement Subject to Applicable Laws. If (a) any Party has been advised by legal counsel of a change in Applicable Laws or any judicial decision of a court having jurisdiction over such Party or any interpretation of a Regulatory Authority that, in the view of such legal counsel, would have a materially adverse effect on the Program, the rights or obligations of such Party under this Agreement or the financial condition of such Party, (b) any Party shall receive a lawful written request of any Regulatory Authority having jurisdiction over such Party, including any letter or directive of any kind from any such Regulatory Authority, that prohibits or restricts such Party from carrying out its obligations under this Agreement, (c) any Party has been advised by legal counsel that there is a material risk that such Party’s or the other Parties’ continued performance under this Agreement would violate Applicable Laws, (d) any Regulatory Authority shall have determined and notified either Party that the arrangement between the Parties contemplated by the Program Documents constitutes an unsafe or unsound banking practice or is in violation of Applicable Law, or (e) a Regulatory Authority has commenced an investigation or action against a Party which the other Party, in its reasonable judgment, determines threatens such Party’s ability to perform its obligations under the Program Documents, then, in each case, the Parties shall meet and consider in good faith any modifications, changes or additions to the Program or the Program Documents that may be necessary to eliminate such result. Notwithstanding any other provision of the Program Documents, including Section 10 hereof, if the Parties are unable to reach agreement regarding modifications, changes or additions to the Program or the Program Documents within ten (10) Business Days after the Parties initially meet, either Party may terminate this Agreement upon thirty (30) days prior written notice to the other Party and without payment of a termination fee or other penalty. A Party shall be able to suspend performance of its obligations under this Agreement, or require the other Party to suspend its performance of its obligations under this Agreement, if (i) any event described in Section 18(b) above occurs and (ii) such Party reasonably determines that continued performance hereunder may result in a fine, penalty or other sanction being imposed by the applicable

Regulatory Authority, or in material civil liability, unless with regards to civil liability, the other Party agrees to indemnify the Party. For the avoidance of doubt, nothing in this Section 18 shall obligate a Party to disclose, share, or discuss any information to the extent prohibited by Applicable Law or a Regulatory Authority.
19. Expenses.
(a)	Except as otherwise provided in this Agreement, the Parties shall pay their own expenses (including, without limitation, the fees and expenses of their own agents, representatives, counsel, and accountants) incidental to the preparation and performance of this Agreement. Each Party shall further be responsible for payment of any federal, state, or local taxes or assessments associated with the performance of its obligations under this Agreement and for compliance with all filing, registration and other requirements with regard thereto.
(b)	Allocation of Costs for Program. As between the Parties, any and all costs and expenses (excluding the Bank’s internal administrative expenses and legal fees and those expenses Bank has specifically agreed to pay under this Agreement) related to the Program shall be paid by Bluestem as part of its obligation to administer, market and service the Accounts; such costs and expenses include, without limitation, costs of preparing, printing, storing any mailing any Program materials, billing statements, adverse action notices, collection notices, and any other materials relating to the Program; costs of any subcontractor retained by Bluestem in connection with the Program; and costs of obtaining credit reports, delivering adverse action notices, processing and completing Account documentation and closing credit extensions (including all attorney costs and filings fees and any taxes, except Bank’s income taxes).
(c)	Costs and Expenses Paid by Bank. Except as otherwise provided in this Agreement, Bank shall be solely responsible for all fines, penalties and other amounts assessed by any Regulatory Authority due to any act, omission, or failure of Bank or any agents retained by Bank (other than Bluestem and its agents) to perform any of Bank’s obligations under this Agreement; provided, it is understood that approval, acquiescence or failure by Bank or its agents to reject any proposal, action, or activity by Bluestem shall not relieve Bluestem of any obligation under this Agreement.
(d)	Costs and Expenses Paid by Bluestem. In addition to any expenses specifically set forth elsewhere in this Agreement, Bluestem shall be solely responsible for the following:
(1)	All expenses associated with Borrower or third party fraud.
(2)	All fines, penalties, reimbursements, and other amounts assessed by any Regulatory Authority due to Bluestem’s actions, inactions, or omissions or the actions, inactions or omissions of any third party retained by Bluestem.

(3)	All reasonable third-party expenses associated with completing a due diligence review for any third party outsource vendor relationships contemplated in this Agreement
20. Force Majeure. If any Party shall be unable to carry out the whole or any part of its obligations under this Agreement by reason of a Force Majeure Event, then the performance of the obligations under this Agreement of such Party as they are affected by such cause shall be excused during the continuance of the inability so caused, except that should such inability not be remedied within thirty (30) days after the date of such cause, the Party not so affected may at any time after the expiration of such thirty (30) day period, during the continuance of such inability, terminate this Agreement on giving written notice to the other Party. A “Force Majeure Event” as used in this Agreement shall mean an unanticipated event that is not reasonably within the control of the affected Party or its subcontractors (including, but not limited to, acts of God, acts of governmental authorities, strikes, war, terrorist attacks, riot and any other causes of such nature), and which by exercise of reasonable due diligence, such affected Party or its subcontractors could not reasonably have been expected to avoid, overcome or obtain, or cause to be obtained, a commercially reasonable substitute therefore. No Party shall be relieved of its obligations hereunder if its failure of performance is due to removable or remediable causes which such Party fails to remove or remedy using commercially reasonable efforts within a reasonable time period. Either Party rendered unable to fulfill any of its obligations under this Agreement by reason of a Force Majeure Event shall give prompt notice of such fact to the other Party, followed by written confirmation of notice, and shall exercise due diligence to remove such inability with all reasonable dispatch.
21. Examination. Each Party agrees to submit to any examination that may be required by a Regulatory Authority having jurisdiction over the other Party, during regular business hours and upon reasonable prior notice, and to otherwise provide reasonable cooperation to the other Party in responding to such Regulatory Authorities’ inquiries and requests relating to the Program.
22. Inspection. Each Party, upon reasonable prior notice from the other Parties, agrees to submit to an inspection of its books, records, accounts, personnel and facilities relevant to the Program, from time to time, during regular business hours subject, in the case of Bank, to the duty of confidentiality it owes to its customers and banking secrecy and confidentiality requirements otherwise applicable under Applicable Laws. Except as otherwise set forth in this Agreement, all expenses of inspection shall be borne by the Party conducting the inspection. Bluestem further agrees to provide timely and thorough responses to any findings resulting from inspections, audits, reviews, assessments, and the like conducted by Bank or a third party on behalf of Bank.
23. Cooperation. Each Party hereto agrees to cooperate fully with the other Party hereto in furnishing any information or performing any action reasonably requested by such Party that is needed by the requesting Party to perform its obligations under this Agreement or to comply with Applicable or any request from a Regulatory Authority.
24. Governing Law; Waiver of Jury Trial. The Parties acknowledge that Bank, as a federal savings bank, is regulated by the OTS, and is therefore subject to federal law, and entitled to preemption from state laws to the fullest extent permitted by law. In any matters not so preempted (if any), this Agreement shall be interpreted and construed in accordance with the laws of the State of Iowa, without giving effect to the rules, policies, or principles thereof with respect to conflicts of laws. THE PARTIES HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING HEREUNDER. The terms of this Section 24 shall survive the expiration or earlier termination of this Agreement.
25. Manner of Payments. Unless the manner of payment is expressly provided herein or otherwise mutually agreed to by the Parties, all payments under this Agreement shall be made by ACH transfer to the bank accounts designated by the respective Parties. Notwithstanding anything to the contrary contained herein, no Party shall fail to make any payment required of it under this Agreement as a result of a breach or alleged breach by another Party of any of its obligations under this Agreement or any other agreement, provided that the making of any payment hereunder shall not constitute a waiver by the Party making the payment of any rights it may have under the Program Documents or by law.
26. Referrals. No Party has agreed to pay any fee or commission to any agent, broker, finder, or other person for or on account of services rendered as a broker or finder in connection with this Agreement or the transactions contemplated hereby that would give rise to any valid claim against the other Parties for any brokerage commission or finder’s fee or like payment.
27. Financial Information to be Provided. During the term of this Agreement, Bank will make available to Bluestem via the internet (i) its Thrift Financial Report (www.fdic.gov); and (ii) complete and correct copies of its balance sheets and related statements of income and cash flow (www.metacash.com). During the term of this Agreement, Bluestem agrees to provide Bank with unaudited quarterly financial statements within forty-five (45) days following the end of each calendar quarter, which shall include, at a minimum, a balance sheet, income statement and cash flow statement in such detail reasonably acceptable to Bank and certified by Bluestem’s Treasurer or Chief Financial Officer, and audited annual financial statements within one hundred twenty (120) days after the end of Bluestem’s fiscal year (or such longer period during which Bluestem’s principal third-party creditors may permit it to provide its audited annual financial statements; provided that Bluestem provides advance notice of such delay to Bank that is reasonable under the circumstances), which shall include, at a minimum, a balance sheet, income statement, and cash flow statement, in such detail reasonably acceptable to Bank and prepared by an independent certified public accountant in accordance with generally accepted accounting principles.
28. Entire Agreement. The Program Documents, including exhibits, constitute the entire agreement among the Parties with respect to the subject matter thereof, and supersede any prior or contemporaneous negotiations or oral or written agreements with regard to the same subject matter.
29. Amendment and Waiver. This Agreement may not be amended orally, but only by a written instrument signed by all Parties. The failure of any Party to require the performance of any term of this Agreement or the waiver by any Party of any default under this Agreement shall not prevent a subsequent enforcement of such term and shall not be deemed a waiver of any subsequent breach. All waivers must be in writing and signed by the Party against whom the waiver is to be enforced.
30. Severability. Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction, shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining portions hereof in such jurisdiction or rendering such provision or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.
31. Interpretation. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments thereto, and the same shall be construed neither for nor against any Party, but shall be given a reasonable interpretation in accordance with the plain meaning of its terms and the intent of the Parties.
32. Headings. Captions and headings in this Agreement are for convenience only and are not to be deemed part of this Agreement.
33. Counterparts. This Agreement may be executed and delivered by the Parties in any number of counterparts, and by different parties on separate counterparts, each of which counterpart shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.
34. Bank Waiver of Interest in Purchased Receivables. Bank agrees that notwithstanding any claim, counterclaim, right of setoff or defense which it may have against Bluestem due to a breach by Bluestem of this Agreement or the Program Agreement, or for any other reason, and notwithstanding the bankruptcy or insolvency of Bluestem or any other event whatsoever, in no event shall Bank assert any interest in any Receivables for which the Purchase Price for such Receivable has been paid to Bank or take any action which would reduce or delay receipt of any payment made by a Borrower with respect thereto.
35. Charged-Off Accounts. Bank shall transfer, assign, set-over, and otherwise convey to Bluestem, for no fee, all Accounts opened pursuant to the Program that have been charged-off by Bank in accordance with Bank’s policies and procedures regarding charge-offs, together with the related Account Records.
36. Reserve Account.
(a)	Establishment of Reserve Account. On the date on which the first Account is opened by or transferred to Bank, Bluestem shall establish a Bank-controlled non-interest bearing deposit account (“Reserve Account”) at Bank. The Reserve Account shall be a segregated deposit account that shall hold only the funds provided by Bluestem to Bank as collateral. At all times (but subject to Bank’s providing the notices contemplated by Section 36(d)(1)), it shall be Bluestem’s responsibility to maintain funds in the Reserve Account equal to the Required Reserve Balance. In the event that the actual balance in the Reserve Account is at any time less than the Required Reserve Balance, Bluestem shall within one (1)

Business Day make a payment into the Reserve Account in an amount equal to the difference between the Required Reserve Balance and the actual balance in such account.
(b)	Security Interest. To secure Bluestem’s obligations under the Program Documents, Bluestem hereby grants Bank a security interest in the Reserve Account and the funds therein or proceeds thereof, and agrees to take such steps as Bank may reasonably require to perfect or protect such first priority security interest. Bank shall have all of the rights and remedies of a secured party under Applicable Laws with respect to the Reserve Account and the funds therein or proceeds thereof, and shall be entitled to exercise those rights and remedies in its discretion. Bluestem agrees that it will maintain the lien against the Reserve Account in favor of Bank such that no other party has a greater seniority or priority than the interest of Bank.
(c)	Lock-box Control Agreement. In the event that Bluestem negotiates a lock-box control agreement that subordinates all liens, encumbrances, claims and rights of setoff of any company now or in the future to the security interest granted to Bank by Bluestem in connection with Bluestem’s obligation to purchase Receivables from Bank, then, assuming the overall Program risk remains the same, the Required Reserve Amount will be reduced to [*] from November 1 to December 25 of each calendar year and a [*] from December 26 of each calendar year until October 31 of the following calendar year.
(d)	Withdrawals.
(1)	Without limiting any other rights or remedies of Bank under this Agreement, Bank shall have the right to withdraw amounts from the Reserve Account to fulfill any obligations of Bluestem under the Program Documents on which Bluestem has defaulted, either during the term of the Program Documents or following termination or expiration thereof, upon prior written notice to Bluestem.
(2)	Bank shall pay to Bluestem, within one (1) Business Day of a written request by Bluestem, any balance of the Reserve Account that exceeds the Required Reserve Balance.
(e)	Termination of Reserve Account. Bank shall release any funds remaining in the Reserve Account within ten (10) calendar days after the latest to occur of: (i) expiration or termination of this Agreement; and (ii) the date when obligations of Bluestem under the Program Documents have been satisfied in full by Bluestem; provided, that Bank shall release funds from the Reserve Account following expiration or termination of this Agreement to the extent that they exceed Bluestem’s remaining obligations under the Program Documents.
(f)	Calculation of the Required Reserve Balance.
[*]	Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission

(1)	Except as provided for pursuant to Section 36(c) above, the required minimum balance in the Reserve Account (the “Required Reserve Balance”) shall be determined as follows, subject to the remaining clauses of this Section 36(f): the greater of: (A) [*], (B) seventy five percent (75%) of the highest daily volume of Receivables funded by Bank during the seven (7) days most recently completed, and (C) seventy five percent (75%) of the highest daily volume of Receivables projected for the then-current calendar week.
(2)	Adjustments to the Required Reserve Balance pursuant to the foregoing clause (1) shall be effective on each Friday, except that Bank may request more frequent adjustments due to projected increases in the volume of Receivables generated.
(3)	Based on Bluestem’s financial condition, Funding Facility compliance, funding line availability, loan repayment performance, funding line availability, loan repayment performance, and product sales trends, Bank may in its sole discretion require an increase in the balance of the Required Reserve Balance by increasing the balance stated in (1)(B) above to one hundred percent (100%) of the highest daily volume of Receivables funded by Bank during the seven (7) days most recently completed, and in (1)(C) above to one hundred percent (100%) of the highest daily volume of Receivables projected for the then-current calendar week.
(4)	If any Regulatory Authority with jurisdiction over Bank notifies Bank that the Required Reserve Balance is inadequate to cover the risks associated with the Program, Bank shall provide notice to Bluestem of the Regulatory Authority’s finding and of the amount that Bank or such Regulatory Authority determines will be a sufficient reserve (the “New Required Reserve Amount”).Bluestem shall have thirty (30) days to increase the balance in the Reserve Account to the New Required Reserve Amount, and the New Required Reserve Amount shall then become the Required Reserve Balance.
(5)	In the event of a material adverse change in the financial condition of Bluestem, Bank may increase the Required Reserve Balance by an amount reasonably in relation to such material adverse change.
37. Termination of Origination of New Accounts and Account Advances. Nothing in this Agreement shall obligate Bank to originate new Accounts or Account Advances if Bank determines that doing so would constitute an unsafe or unsound banking practice or contrary to Applicable Law; provided, however, that in such an event, Bank shall notify Bluestem of its determination. Furthermore, in the event Bluestem fails, refuses or is otherwise unable to purchase any Receivables arising from the Program pursuant to Section 2 of this Agreement, fails to pay the Monthly Minimum or Debt Waiver Program Fees when due, or fails to comply with its obligations under this Agreement to maintain the Required Reserve Amount in the Reserve Account, then, in addition to any of Bank’s other rights under this Agreement, and if
[*]	Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission such failure causes Bank in its sole discretion to doubt the ability or willingness of Bluestem to comply with its obligations under the Program Documents, Bank may elect to suspend the origination of new Accounts and Account Advances. If Bank makes such an election, Bank will provide notice of such election to Bluestem. The election shall be effective immediately upon providing any such notice. In the event Bluestem cures the circumstances prompting any such election by Bank within five (5) Business Days of Bank’s effective election, upon such cure, Bank’s election to terminate the origination of new Account and Account Advances shall be deemed rescinded. Closed-End Program. Notwithstanding anything in this Agreement to the contrary, (i) Section 3(b) shall not apply to Installment Loans, it being understood that the sale of a “Receivable” associated with an Installment Loan includes all right, title, and interest to such Installment Loan, and (ii) Section 35 shall not apply to Installment Loans.
[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the date first written above

METABANK				BLUESTEM BRANDS, INC.

By:	John Hagy		By:	/s/ Mark P. Wagener
	Name:	John Hagy		Name:	Mark P. Wagener
	Title:	CLO		Title:	Executive vice President

Schedule 1
Definitions
     (a) “ACH” means the Automated Clearinghouse.
     (b) “Account” shall have the meaning set forth in the Program Agreement.
     (c) “Account Advance” has the meaning set forth in the Program Agreement.
     (d) “Account Agreement” means the agreement between a Borrower and the Bank containing the terms and conditions of an Account including all disclosures required by Applicable Law.
     (e) “Administrative Agent” has the meaning set forth in Section 14.
     (f) “Affiliate” means, with respect to a Party, a Person who directly or indirectly controls, is controlled by or is under common control with such Party. For the purpose of this definition, the term “control” (including with correlative meanings, the terms controlling, controlled by and under common control with) means the power to direct the management or policies of such Person, directly or indirectly, through the ownership of twenty-five percent (25%) or more of a class of voting securities of such Person.
     (g) “Applicable Laws” means all federal, state and local laws, statutes, regulations and orders applicable to a Party or relating to or affecting any aspect of the Program, and all publicly available rules, orders, memoranda of understanding, formal and informal guidance, directives and decrees of all governmental authorities (including without limitation federal, state and local governments, governmental agencies and quasi-governmental agencies and Regulatory Authorities) including, without limitation, Section 218 of the Office of Thrift Supervision (“OTS”) Examination Manual (including, but not limited to, those provisions of the Truth in Lending Act, Regulation Z and the Credit CARD Act of 2009 pertaining to consumer credit cards), as any of the foregoing may be amended, supplemented, replaced or otherwise modified from time to time.
     (h) “Assigned Interests” has the meaning set forth in Section 14.
     (i) “Bank Indemnified Parties” has the meaning set forth in Section 12(b).
     (j) “Bluestem Indemnified Parties” has the meaning set forth in Section 12(a).
     (k) “Borrower” means a Person for whom Bank has established an Account and/or any Person who is liable, jointly or severally, for amounts owing with respect to an Account.
     (l) “Business Day” means any day, other than (i) a Saturday or Sunday, or (ii) a day on which banking institutions in the State of South Dakota are authorized or obligated by law or executive order to be closed.
     (m) “Claim Notice” has the meaning set forth in Section 12(e).

     (n) “Closing Date” means each date, one Business Day after Settlement, on which Bluestem pays Bank the Purchase Price for a Receivable and, pursuant to Section 2 hereof, acquires such Receivable from Bank.
     (o) “Closed-End Program” shall have the meaning set forth in the Program Agreement.
     (p) “Collateral Agent” has the meaning set forth in Section 14.
     (q) “Confidential Information” means the Program Documents, Customer Information, and any proprietary information or non-public information of a Party, including a Party’s proprietary marketing plans and objectives, that the Disclosing Party discloses to the Restricted Party or to which the Restricted Party obtains access in connection with the negotiation and performance of this Agreement.
     (r) “Credit Agreement” has the meaning set forth in Section 14.
     (s) “Customer Information” means non-public personal information about Borrowers and their Accounts as defined under the Gramm-Leach-Bliley Act.
     (t) “Daily Receivables Sale Statement” means the statement prepared each Business Day that contains the computation of the aggregate Purchase Price to be paid by Bluestem to Bank.
     (u) “Debt Waiver Program Fees” has the meaning set forth in the Program Agreement.
     (v) “Disclosing Party” has the meaning set forth in Section 11(b)(2).
     (w) “Effective Date” has the meaning set forth in the introductory paragraph of this Agreement.
     (x) “Existing Accounts” has the meaning set forth in the Program Agreement.
     (y) “Existing Bank” has the meaning set forth in the Program Agreement.
     (z) “Fingerhut Receivables” has the meaning set forth in Section 14.
     (aa) “Funding Amount” has the meaning assigned to such term in Schedule 1 of the Program Agreement.
     (bb) “Funding Facility” has the meaning set forth in Section 7(a)(7).
     (cc)“Indemnifiable Claim” has the meaning set forth in Section 12(d).
     (dd) “Insolvent” means the failure to pay debts in the ordinary course of business, the inability to pay its debts as they come due or the condition whereby the sum of an entity’s debts is greater than the sum of its assets.

     (ee) “Installment Loan” shall have the meaning set forth in the Program Agreement.
     (ff) “Interim Interest” means, with respect to a Receivable, interest accrued during the period between the date of Settlement and the Closing Date for such Receivable at an annual interest rate equal to the annual percentage rate set forth in the Account Agreement for that Receivable, without regard to any deferral or promotional rate.
     (gg) “Losses” has the meaning set forth in Section 12(a).
     (hh) “Monthly Minimum” means [*].
     (ii) “New Required Reserve Amount” has the meaning set forth in Section 36(f).
     (jj) “Open-End Account” shall have the meaning set forth in the Program Agreement.
     (kk) “Open-End Program” shall have the meaning set forth in the Program Agreement.
     (ll) “Origination Fee” shall have the meaning set forth in Section 2(c).
     (mm) “OTS” means the Office of Thrift Supervision or any successor entity.
     (nn) “Person” means any legal person, including any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity, or other entity of similar nature.
     (oo) “Principal” means any Person directly or indirectly owning ten percent (10%) or more of Bluestem, and any executive officer or director of Bluestem.
     (pp) “Processing Services” has the meaning set forth in Schedule 1 of the Program Agreement.
     (qq) “Program” shall have the meaning set forth in the Program Agreement.
     (rr) “Program Agreement” means that Program Agreement, dated as of the Effective
     Date, between Bluestem and Bank, as the same may hereafter be amended or otherwise modified from time to time, pursuant to which Bluestem and Bank agreed to promote and operate the Program described therein.
     (ss) “Program Documents” shall have the meaning set forth in the Program Agreement.
     (tt) “Program Year” means (a) the period from the Effective Date to the first anniversary of such date, and (b) the period from one anniversary of the Effective Date to the next successive anniversary of the Effective Date.
     (uu) “Purchase Price” means, with respect to each Receivable purchased by Bluestem pursuant to this Agreement, the sum of (a) the principal amount of each corresponding Account Advance, plus (b) the Interim Interest on such Receivable, plus (c) the Origination Fee on such Receivable.
[*]	Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission

          (vv) “Receivable” shall have the meaning set forth in the Program Agreement.
     (ww) “Records” means any Account Agreements, applications, change-of-terms notices, credit files, credit bureau reports, copies of adverse action notices, transaction data, records, or other documentation (including computer tapes, magnetic or electronic files, and information in any other format) related to the Accounts, the Receivables and the Program.
     (xx) “Regulatory Authority” means any federal, state or local regulatory agency or other governmental agency or authority having jurisdiction over a Party and, in the case of Bank, shall include, but not be limited to, the OTS.
     (yy) “Relevant UCC State” means each jurisdiction in which the filing of a UCC financing statement is necessary or desirable to evidence the transfer of ownership of Receivables under this Agreement.
     (zz)“Required Reserve Balance” has the meaning set forth in Section 36(f). (aaa) “Reserve Account” has the meaning set forth in Section 36(a).
     (bbb) “Restricted Party” has the meaning set forth in Section 11(a). (ccc) “RPA” has the meaning set forth in Section 14.
     (ddd) “Security Agreement” has the meaning set forth in Section 14.
     (eee)“Settlement” has the meaning set forth in Schedule 1 of the Program Agreement. (fff) “Successor” has the meaning set forth in the Program Agreement.
     (ggg) “Third Party Beneficiaries” has the meaning set forth in Section 15.
     (hhh) “Total Bank Revenue” means, with respect to a time period, the total of Origination Fees, Debt Waiver Program Fees, and Interim Interest paid to Bank during such time period.